EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

inTEST REPORTS 2020 FOURTH QUARTER & YEAR-END FINANCIAL RESULTS

●    Q4 2020 Bookings Increased 22% Sequentially and 58% Year-over-Year

●    Grew Backlog by $5.9 Million to $11.5 Million at End of 2020 Compared to End of 2019

MT. LAUREL, NJ – March 5, 2021 - inTEST Corporation (NYSE American: INTT), a global supplier of innovative test and process solutions for use in manufacturing and testing across a wide range of markets, including automotive, defense/aerospace, industrial, medical, semiconductor and telecommunications, today announced financial results for the quarter and full year ended December 31, 2020.

2020 Fourth Quarter Financial Summary

($ in Millions, Except Per Share Data)	Three Months Ended
	12/31/2020	9/30/2020	12/31/2019
Semi Market Bookings (1)	$11.1	$7.2	$4.6
Multimarket Bookings (2)	6.5	7.2	6.5
Total Bookings	$17.6	$14.4	$11.1

Semi Market Bookings (1) - % of Total Bookings	63%	50%	41%
Multimarket Bookings (2) - % of Total Bookings	37%	50%	59%

Semi Market Net Revenues (1)	$7.6	$7.4	$6.1
Multimarket Net Revenues (2)	7.3	7.0	7.5
Total Net Revenues	$14.9	$14.4	$13.6

Semi Market Net Revenues (1) - % of Total Net Revenues	51%	51%	45%
Multimarket Net Revenues (2) - % of Total Net Revenues	49%	49%	55%

Gross Margin - $	$6.7	$6.5	$6.5
Gross Margin - %	45%	45%	48%

Net Earnings (Loss) (GAAP) (3)	$(0.4)	$0.5	$0.7
Net Earnings (Loss) per diluted share (GAAP) (3)	$(0.04)	$0.04	$0.07

Adjusted Net Earnings (Loss) (Non-GAAP) (4)	$(0.1)	$0.8	$1.0
Adjusted Net Earnings (Loss) per diluted share (Non-GAAP) (4)	$(0.01)	$0.07	$0.10

EBITDA (Non-GAAP) (4)	$0.0	$0.9	$1.1

	As of
	12/31/2020	9/30/2020	12/31/2019
Cash and cash equivalents	$10.3	$9.5	$7.6

(1)	Semi Market: These amounts include all bookings and net revenues from the semiconductor market.

(2)	Multimarket: These amounts include all bookings and net revenues from markets other than the semiconductor market.

(3)

The amounts for the three months ended December 31, 2020 and September 30, 2020 include the impact of costs related to the consolidation of the Company’s EMS manufacturing operations into its Mt. Laurel, NJ facility and the reduction of the administrative footprint in the Company’s Mansfield, MA office associated with the reestablishment of the Mt. Laurel, NJ office as the Company’s corporate headquarters. These costs totaled approximately $1.1 million for the three months ended December 31, 2020 and $161,000 for the three months ended September 30, 2020.

(4)

Adjusted Net Earnings (Loss), Adjusted Net Earnings (Loss) per diluted share and EBITDA are non-GAAP financial measures. Further information can be found under “Non-GAAP Measures.” See also the reconciliation of GAAP financial measures to non-GAAP financial measures that accompanies this earnings release.

inTEST President and CEO Nick Grant commented, “On a GAAP basis, our 2020 fourth quarter net loss per diluted share was $(0.04). During the fourth quarter we substantially completed the consolidation of our California manufacturing operations into our New Jersey manufacturing operations and reestablished our Mt. Laurel, NJ office as the Company’s corporate headquarters, which resulted in restructuring and other charges in the quarter. Excluding these and other non-recurring charges, our 2020 fourth quarter net earnings per diluted share would have been $0.07 (Non-GAAP).”

Mr. Grant added, “These restructuring actions not only provide ongoing cost reductions through footprint optimization, but they also allow us to better serve our global customers through streamlined operations. We expect that the consolidation of our EMS manufacturing operations will result in annual savings going forward.”

2020 Year End Financial Summary

($ in Millions, Except Per Share Data)	Years Ended
	12/31/2020	12/31/2019
Semi Market Bookings (5)	$32.4	$25.4
Multimarket Bookings (6)	27.3	27.4
Total Bookings	$59.7	$52.8

Semi Market Bookings (5) - % of Total Bookings	54%	48%
Multimarket Bookings (6) - % of Total Bookings	46%	52%

Semi Market Net Revenues (5)	$26.8	$31.0
Multimarket Net Revenues (6)	27.0	29.7
Total Net Revenues	$53.8	$60.7

Semi Market Net Revenues (5) - % of Total Net Revenues	50%	51%
Multimarket Net Revenues (6) - % of Total Net Revenues	50%	49%

Gross Margin - $	$24.1	$29.2
Gross Margin - %	45%	48%

Net Earnings (Loss) (GAAP) (7)	$(0.9)	$2.3
Net Earnings (Loss) per diluted share (GAAP) (7)	$(0.09)	$0.22

Adjusted Net Earnings (Non-GAAP) (8)	$0.3	$3.6
Adjusted Net Earnings per diluted share (Non-GAAP) (8)	$0.03	$0.34

EBITDA (Non-GAAP) (8)	$0.7	$4.5

(5)	Semi Market: These amounts include all bookings and net revenues from the semiconductor market.

(6)	Multimarket: These amounts include all bookings and net revenues from markets other than the semiconductor market.

(7)

The amount for the year ended December 31, 2020 includes the impact of costs related to the consolidation of the Company’s EMS manufacturing operations into its Mt. Laurel, NJ facility, the reduction of the administrative footprint in the Company’s Mansfield, MA office associated with the reestablishment of the Mt. Laurel, NJ office as the Company’s corporate headquarters and other restructuring activities which occurred in the first half of 2020 in response to the impact of COVID-19. These costs totaled approximately $1.3 million for the year ended December 31, 2020. The amount for the year ended December 31, 2019 includes $240,000 primarily related to the consolidation of Ambrell’s European operations.

(8)

Adjusted Net Earnings, Adjusted Net Earnings per diluted share and EBITDA are non-GAAP financial measures. Further information can be found under “Non-GAAP Measures.” See also the reconciliation of GAAP financial measures to non-GAAP financial measures that accompanies this earnings release.

“Demand for our innovative test and process technology solutions is strong and we ended the year with good momentum,” noted Mr. Grant. “Fourth quarter bookings increased 22% sequentially and 58% year-over-year, while net revenues increased 3% sequentially and 9% year-over-year and were at the high end of our guidance. Backlog increased by $5.9 million compared to the end of 2019 and we continue to generate positive cash flow.

“We enter 2021 optimistic for the year ahead. Market tailwinds and investments are driving growth, the worldwide chip shortage is expected to last into next year, utilization rates are projected to stay historically high, which normally correlates to strong semiconductor business for inTEST, and we are making inroads into a number of growth markets and segments outside of the semiconductor market.” Mr. Grant concluded, “We are meeting the demanding requirements of our customers with an impressive breadth of products to serve our global customer base; and with our business growing, we expect to approach record bookings levels for the first quarter of 2021.”

2021 First Quarter Financial Outlook

inTEST’s guidance for the 2021 first quarter includes estimates of both GAAP and non-GAAP financial measures. A reconciliation between these GAAP and non-GAAP financial measures is included below.

inTEST expects that net revenues for the first quarter of 2021 will be in the range of $18.5 million to $19.5 million and that on a GAAP basis, our net earnings per diluted share will range from $0.18 to $0.22. On a non-GAAP basis, we expect our adjusted net earnings per diluted share will range from $0.21 to $0.25. In addition, we expect that gross margin will range from 49% to 51%. This outlook is based on the Company’s current views with respect to operating and market conditions and customers’ forecasts, which are subject to change. Actual results may differ materially as a result of, among other things, the factors described under “Forward-Looking Statements” below.

2020 Fourth Quarter and Year-End Supplemental Information and Conference Call Details

inTEST is providing Supplemental Information (“Information”) in combination with its press release. This Information is offered to provide shareholders and analysts with additional time and detail for analyzing the Company’s financial results in advance of the Company’s quarterly conference call. The Information will be available in conjunction with the press release at inTEST’s website www.intest.com, under the “Investors” section.

inTEST management will host a conference call on Friday, March 5, 2021 at 8:30 am Eastern Standard Time. The conference call will address the Company’s 2020 fourth quarter financial results, and management’s current expectations and views of the industry. The call may also include discussion of strategic, operating, product initiatives or developments, or other matters relating to the Company’s current or future performance. To access the live conference call, please dial (323) 289-6576 or (800) 437-2398. The Passcode for the conference call is 5369295. Please reference the inTEST 2020 Q4 and Year-End Financial Results Conference Call.

2020 Fourth Quarter and Year-End Live Webcast Details

inTEST Corporation will provide a webcast in conjunction with the conference call. To access the live webcast, please visit inTEST’s website www.intest.com under the “Investors” section.

2020 Fourth Quarter and Year-End Replay Details (Webcast)

A replay of the webcast will be available on inTEST’s website for one year following the live broadcast. To access the webcast replay, please visit inTEST’s website www.intest.com under the “Investors” section.

Submit Questions

In advance of the conference call, and for those investors accessing the webcast, inTEST Corporation welcomes individual investors to submit their questions via email to laura@ga-ir.com.

Non-GAAP Financial Measures

In addition to disclosing results that are determined in accordance with GAAP, we also disclose non-GAAP financial measures. These non-GAAP financial measures consist of adjusted net earnings (loss), adjusted net earnings (loss) per diluted share, EBITDA, net earnings excluding restructuring and other non-recurring charges and net earnings excluding restructuring and other non-recurring charges per diluted share. Adjusted net earnings (loss) is derived by adding acquired intangible amortization, adjusted for the related income tax expense (benefit), to net earnings (loss). Adjusted net earnings (loss) per diluted share is derived by dividing adjusted net earnings (loss) by diluted weighted average shares outstanding. EBITDA is derived by adding acquired intangible amortization, interest expense, income tax expense, and depreciation to net earnings (loss). Net earnings per diluted share excluding restructuring and other non-recurring charges is derived by adding restructuring and other charges and other non-recurring charges, both tax effected, to net earnings (loss) and net earnings excluding restructuring and other non-recurring charges per diluted share is derived by dividing net earnings excluding restructuring and other non-recurring charges by diluted weighted average shares outstanding. These results are provided as a complement to the results provided in accordance with GAAP. Adjusted net earnings (loss), adjusted net earnings (loss) per diluted share and EBITDA are non-GAAP financial measures presented to provide investors with meaningful, supplemental information regarding our baseline performance before acquired intangible amortization charges as this expense may not be indicative of our current core business or future outlook. Net earnings excluding restructuring and other non-recuring charges and net earnings excluding restructuring and other non-recurring charges per diluted share are non-GAAP financial measures presented to provide investors with meaningful, supplemental information regarding our baseline performance before restructuring and other non-recurring charges as these restructuring and other non-recurring charges may not be indicative of our current core business or future outlook. These non-GAAP financial measures are used by management to make operational decisions, to forecast future operational results, and for comparison with our business plan, historical operating results and the operating results of our peers. A reconciliation from net earnings (loss) and net earnings (loss) per diluted share to adjusted net earnings (loss) and adjusted net earnings (loss) per diluted share, from net earnings (loss) to EBITDA and from net earnings (loss) and net earnings (loss) per diluted share to net earnings excluding restructuring and other non-recurring charges and net earnings excluding restructuring and other non-recurring charges per diluted share, which are discussed in this earnings release, is contained in the tables below. The non-GAAP financial measures discussed in this earnings release may not be comparable to similarly titled measures used by other companies. The presentation of non-GAAP financial measures is not meant to be considered in isolation, as a substitute for, or superior to, financial measures or information provided in accordance with GAAP.

About inTEST Corporation

inTEST Corporation is a global supplier of innovative test and process solutions for use in manufacturing and testing across a wide range of markets including automotive, defense/aerospace, energy, industrial, semiconductor and telecommunications. Backed by decades of engineering expertise and a culture of operational excellence, we solve difficult thermal, mechanical and electronic challenges for customers worldwide while generating strong cash flow and profits. Our strategy uses these strengths to grow and increase stockholder value by maximizing our businesses and by identifying, acquiring and optimizing complementary businesses.

For more information visit www.intest.com.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These statements do not convey historical information but relate to predicted or potential future events and financial results, such as statements of our plans, strategies and intentions, or our future performance or goals, that are based upon management's current expectations. Our forward-looking statements can often be identified by the use of forward-looking terminology such as “believes,” “expects,” “intends,” “may,” “will,” “should,” “plans,” “projects,” “forecasts,” “outlook,” “anticipates” or similar terminology. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements.

Such risks and uncertainties include, but are not limited to, any mentioned in this press release as well as the impact of the COVID-19 pandemic on our business, liquidity, financial condition and results of operations; indications of a change in the market cycles in the Semi Market or other markets we serve; changes in business conditions and general economic conditions both domestically and globally; changes in the demand for semiconductors; the success of our strategy to diversify our business by entering markets outside the Semi Market; our ability to successfully consolidate our EMS operations without any impacts on customers shipments; the possibility of future acquisitions or dispositions and the successful integration of any acquired operations; our ability to borrow funds or raise capital to finance potential acquisitions; changes in the rates and timing of capital expenditures by our customers; and other risk factors set forth from time to time in our Securities and Exchange Commission filings, including, but not limited to, our annual report on Form 10-K for the year ended December 31, 2019, quarterly reports on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020 and September 30, 2020. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks to circumstances only as of the date on which it is made. We undertake no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

Contacts
inTEST Corporation	Investors:
Hugh T. Regan, Jr.	Laura Guerrant-Oiye, Principal
Treasurer and Chief Financial Officer	Guerrant Associates
Tel: 856-505-8999	laura@ga-ir.com
Tel: (808) 960-2642

– tables follow –

SELECTED FINANCIAL DATA

(Unaudited)

(In thousands, except per share data)

Condensed Consolidated Statements of Operations Data:

	Three Months Ended			Years Ended
	12/31/2020	12/31/2019	9/30/2020	12/31/2020	12/31/2019

Net revenues	$14,875	$13,614	$14,443	$53,823	$60,660
Gross margin	6,720	6,465	6,450	24,104	29,225
Operating expenses:
Selling expense	1,962	1,955	1,747	7,522	8,460
Engineering and product development expense	1,245	1,211	1,316	5,070	4,964
General and administrative expense	2,919	2,703	2,799	11,444	13,012
Restructuring and other charges	1,078	-	161	1,285	240
Operating income (loss)	(484)	596	427	(1,217)	2,549
Other income (loss)	30	52	6	(14)	55
Earnings (loss) before income tax expense (benefit)	(454)	648	433	(1,231)	2,604
Income tax expense (benefit)	(74)	(76)	(25)	(336)	282
Net earnings (loss)	(380)	724	458	(895)	2,322

Net earnings (loss) per share – basic	$(0.04)	$0.07	$0.04	$(0.09)	$0.22
Weighted average shares outstanding – basic	10,283	10,275	10,270	10,257	10,373

Net earnings (loss) per share – diluted	$(0.04)	$0.07	$0.04	$(0.09)	$0.22
Weighted average shares outstanding – diluted	10,283	10,299	10,288	10,257	10,392

Condensed Consolidated Balance Sheets Data:

	As of:
	12/31/2020	9/30/2020	12/31/2019

Cash and cash equivalents	$10,277	$9,473	$7,612
Trade accounts receivable, net	8,435	9,533	9,296
Inventories	7,476	6,924	7,182
Total current assets	26,964	26,642	24,895
Net property and equipment	2,350	2,417	2,420
Total assets	62,030	62,789	59,715
Accounts payable	2,424	2,203	1,984
Accrued expenses	4,388	5,147	4,207
Total current liabilities	8,856	9,284	8,361
Noncurrent liabilities	8,422	8,682	6,520
Total stockholders' equity	44,752	44,823	44,834

Reconciliation of Net Earnings (Loss) (GAAP) to Adjusted Net Earnings (Non-GAAP) and Net Earnings (Loss) Per Share – Diluted (GAAP) to Adjusted Net Earnings Per Share – Diluted (Non-GAAP):

	Three Months Ended			Years Ended
	12/31/2020	12/31/2019	9/30/2020	12/31/2020	12/31/2019

Net earnings (loss) (GAAP)	$(380)	$724	$458	$(895)	$2,322
Acquired intangible amortization	306	313	307	1,233	1,257
Tax adjustments	(2)	3	(15)	(26)	(9)
Adjusted net earnings (loss) (Non-GAAP)	$(76)	$1,040	$750	$312	$3,570

Diluted weighted average shares outstanding	10,283	10,299	10,288	10,281	10,392

Net earnings (loss) per share – diluted:
Net earnings (loss) (GAAP)	$(0.04)	$0.07	$0.04	$(0.09)	$0.22
Acquired intangible amortization	0.03	0.03	0.03	0.12	0.12
Tax adjustments	-	-	-	-	-
Adjusted net earnings (loss) per share – diluted (Non-GAAP)	$(0.01)	$0.10	$0.07	$0.03	$0.34

Reconciliation of Net Earnings (Loss) (GAAP) to EBITDA (Non-GAAP):

	Three Months Ended			Years Ended
	12/31/2020	12/31/2019	9/30/2020	12/31/2020	12/31/2019

Net earnings (loss) (GAAP)	$(380)	$724	$458	$(895)	$2,322
Acquired intangible amortization	306	313	307	1,233	1,257
Interest (income) expense	4	-	4	33	(17)
Income tax expense (benefit)	(74)	(76)	(25)	(336)	282
Depreciation	156	150	164	630	685
EBITDA (Non-GAAP)	$12	$1,111	$908	$665	$4,529

Reconciliation of Net Earnings (Loss) (GAAP) to Net Earnings Excluding Restructuring and Other Non-Recurring Charges (Non-GAAP) and Net Earnings (Loss) Per Share – Diluted (GAAP) to Net Earnings Excluding Restructuring and Other Non-Recurring Charges Per Share – Diluted (Non-GAAP):

	Three Months Ended			Years Ended
	12/31/2020	12/31/2019	9/30/2020	12/31/2020	12/31/2019

Net earnings (loss) (GAAP)	$(380)	$724	$458	$(895)	$2,322
Less: Restructuring and other charges	1,078	-	161	1,285	240
Less: Other non-recurring charges	205	-	165	548	-
Tax adjustments	(210)	-	(19)	(245)	(26)
Net earnings excluding restructuring and other non-recurring charges (Non-GAAP)	$693	$724	$765	$693	$2,536

Diluted weighted average shares outstanding	10,340	10,299	10,288	10,281	10,392

Net earnings (loss) per share – diluted:
Net earnings (loss) (GAAP)	$(0.04)	$0.07	$0.04	$(0.09)	$0.22
Less: Restructuring and other charges	0.11	-	0.02	0.13	0.02
Less: Other non-recurring charges	0.02	-	0.01	0.05	-
Tax adjustments	(0.02)	-	-	(0.02)	-
Net earnings per diluted share excluding restructuring and other non-recurring charges (Non-GAAP)	$0.07	$0.07	$0.07	$0.07	$0.24

Supplemental Information – Reconciliation of First Quarter 2021 Estimated Net Earnings Per Share – Diluted (GAAP) to Estimated Adjusted Net Earnings Per Share – Diluted (Non-GAAP):

	Low	High

Estimated net earnings per share – diluted (GAAP)	$0.18	$0.22
Estimated acquired intangible amortization	0.03	0.03
Estimated tax adjustments	-	-
Estimated adjusted net earnings per share – diluted (Non-GAAP)	$0.21	$0.25

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